UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10 / A-2

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

ADVANCED MINERAL TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Nevada	88-0485907
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Route 1 Box 1092 Fairfield, ID 83327
(Address of principal executive offices)

Registrant’s telephone number, including area code: (208) 764-2323
Securities to be registered under Section 12(b) of the Exchange Act: None
Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.0001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company

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EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 (the “Registration Statement”) to register our common stock, par value $0.0001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Advanced Mineral Technologies, Inc. (the “Company”) was subject to the reporting requirements under the Exchange Act as a result of filing a registration statement and registering its Common Stock pursuant to Section 12(g) of the Exchange Act.  In anticipation of the institution of proceedings against the Company by the Securities and Exchange Commission (the “SEC”), resulting from the Company’s failure to comply with Exchange Act Section 13(a) and Rules 13a-1 and 13a-13 thereunder while its securities were registered with the SEC, on January 22, 2010, we submitted an Offer of Settlement to the SEC, voluntarily requesting that the registration of our securities pursuant to Section 12(g) of the Exchange Act be revoked in accordance with Section 12(j) of the Exchange Act.  The Offer of Settlement was accepted by the SEC effective as of 9 April 2010.  For the benefit of our shareholders, the Company has decided to file this Registration Statement, pursuant to Section 12(g) of the Exchange Act and intends file all periodic reports as required under the Exchange Act upon the effectiveness of this Registration Statement.

Unless otherwise noted, references in this Registration Statement to the “Registrant,” the “Company,” “we,” “our” or “us” means Advanced Mineral Technologies, Inc. Our principal place of business is located at Route 1 Box 1092, Fairfield, ID 83327. Our telephone number is (208) 764-2323.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts and may constitute “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical facts contained in this Registration Statement, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “might,” “will,” “should,” “estimate,” “predict,” “continue,” “anticipate,” “intend,” “expect, “plan,” “project,” “potential” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and trends discussed in this Registration Statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Forward-looking statements in the Registration Statement include, but are not limited to, statements regarding:

•           mineral exploration and production;
•           the prospects of our mining project
•           expected market conditions;
•           competition;
•           research and development;
•           government regulation; and
•           a public trading market for our securities.

You should read this Registration Statement completely and with the understanding that our (or our subsidiary’s) actual future results may be materially different from what we expect. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this Registration Statement and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this Registration Statement. All subsequent written and oral forward-looking statements attributable to us or any person on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

We are amending our Registration Statement on Form 10 A-1 filed with the Commission on August 30, 2010, to correct typographical errors relating to the description of our authorized capital. The changes relate only to the 5th paragraph under the Liquidity and Capital Resources discussion.

Liquidity and Capital Resources

At April 30, 2010 our current assets total was $7,373. This included a cash balance of $373, and prepaid expenses totaling $7,000.

To date, the Company’s operations have been funded by private loans, and by services provided in exchange for equity.While there is no requirement for this to process to continue, there may be similar exchanges agreed to in the future.  However, it is the Company’s intention to raise operational funds through future equity issuances.

 During 2008 we issued 880,000 shares to individuals in lieu of payment for services at an average price of $0.17 per share.

On June 11, 2010 we issued Twenty Million shares Common Stock to our CEO, H. Philip Cash and our CFO, Bil Zeleny, at a value per share of $0.02, in exchange for forgiveness of existing debt.  That debt consisted of loans and accrued interest to the Company, as well as accrued payroll.  Going forward, our plan includes Twenty-Six Million Dollars ($26,000,000) in order to implement our plan of action.  This includes Eighteen Million, Nine Hundred and Fifty Seven Thousand, Four Hundred and Four Three Dollars ($18,957,443) in capital expenditures, Four Million, Four Hundred and Forty Two Thousand, Eight Hundred and Eighty Two Dollars ($4,442, 882) for working capital and reserve and Two Million, Six Hundred Thousand ($2,600,000) in commissions.  In this plan, all of our existing debt is paid off.

In order to allow the Company to raise capital through the issuance of equity, the Board of Directors has met and decided on a two-fold strategy.  First, to do a three to one (3-1) stock consolidation; and second, to increase the outstanding shares of stock to four hundred million (400,000,000) shares, of which three hundred fifty million (350,000,000) shares are shares of Common Stock, $.001 par value and fifty million (50,000,000) shares are shares of Preferred Stock, $.001 par value.

Our independent auditors have issued a going concern paragraph in their opinion on the financial statements for the years ended April 30, 2010 and April 30, 2009, that states there is substantial doubt about our ability to continue as a going concern. Specifically, our independent auditors has stated that the Company has no revenue source and is dependent on financing to sustain operations and pay for future commitments related to the mineral options and might not have sufficient working capital for the next twelve months. These factors create substantial doubt as to the ability of the Company to continue as a going concern. Realization values may be substantially different from the carrying values as shown in these financial statement should the Company be unable to continue as a going concern. Management is in the process of identifying sources for additional financing to fund the ongoing development of the Company’s business.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 31, 2010                                                                                     Advanced Mineral Technologies, Inc.

                               /s/ H. Philip Cash

By: _____________________________
       H. Philip Cash
                                                                                            President and Director
       Principal Executive Officer